                                  EXHIBIT 11.1
                     Computation of Income Per Common Share
                    (in thousands, except per share amounts)

                                                             Years Ended December 31,
                                                           ----------------------------
                                                             1997       1996     1995
                                                           ---------  --------  -------
BASIC INCOME PER COMMON SHARE
Average shares outstanding                                    18,133    13,886    8,082
                                                             =======   =======   ======
Income:
  Before extraordinary item                                  $12,589   $ 7,377   $3,099
  Extraordinary item                                            (138)     (463)    (253)
                                                             -------   -------   ------
  Net income                                                 $12,451   $ 6,914   $2,846
                                                             =======   =======   ======
Per common share:
  Before extraordinary item                                  $  0.70   $  0.53   $ 0.38
  Extraordinary item                                           (0.01)    (0.03)   (0.03)
                                                             -------   -------   ------
  Net income                                                 $  0.69   $  0.50   $ 0.35
                                                             =======   =======   ======
DILUTED INCOME PER COMMON SHARE
Average shares outstanding                                    18,133    13,886    8,082
Net effect of dilutive stock options and warrants - based
  on the treasury stock method using average market price        690       840      104
Shares assumed issued upon conversion of dilutive
 convertible debt                                                 11       478        -
                                                             -------   -------   ------
                                                              18,834    15,204    8,186
                                                             =======   =======   ======
Income:
  Before extraordinary item                                  $12,589   $ 7,377   $3,099
  Interest expense on dilutive convertible debt                    4       182        -
                                                             -------   -------   ------
  Adjusted income before extraordinary item                   12,593     7,559    3,099
  Extraordinary item                                            (138)     (463)    (253)
                                                             -------   -------   ------
  Net income                                                 $12,455   $ 7,096   $2,846
                                                             =======   =======   ======
Per common share:
  Before extraordinary item                                  $  0.67   $  0.50   $ 0.38
  Extraordinary item                                           (0.01)    (0.03)   (0.03)
                                                             -------   -------   ------
  Net income                                                 $  0.66   $  0.47   $ 0.35
                                                             =======   =======   ======

NOTE: Number of shares and per share amounts have been adjusted, when applicable, to reflect the three-for-two stock dividend effected August 29, 1997 and May 31, 1996.